UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2020

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12935	20-0467835
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5320 Legacy Drive
Plano,	Texas	75024	(972)	673-2000
(Address of principal executive offices)		(Zip code)	(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	DNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 2 – Financial Information

Item 2.05 – Costs Associated with Exit or Disposal Activities

The disclosure under Item 7.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.05.

Section 5 – Corporate Governance and Management

Item 5.07 – Submission of Matters to a Vote of Security Holders

At the annual meeting of stockholders on May 28, 2020 (the “Annual Meeting”), the stockholders of Denbury Resources Inc. (the “Company”) considered and voted upon the five proposals listed below (the “Proposals”), each of which is more fully described in the Company’s definitive proxy statement for the Annual Meeting, filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2020 (as supplemented by the additional proxy materials filed with the SEC on May 4, 2020) (the “Proxy Statement”). Holders of 406,245,261 shares of common stock of the Company, representing approximately 80% of the Company’s issued and outstanding shares of common stock as of the March 31, 2020 record date, were present virtually or by proxy at the Annual Meeting, constituting a quorum, and the final voting results with respect to each of the Proposals are set forth below.

Proposal 1: Election of directors. The Company’s stockholders elected eight directors, each to hold office until the next annual meeting and until his or her successor is elected and qualified, or until his or her earlier resignation or removal. The results of the voting were as follows:

Name of Nominee	For	Against	Abstain	Broker Non-Votes
John P. Dielwart	216,982,413	21,481,625	2,750,091	165,031,132
Michael B. Decker	214,056,496	24,396,426	2,761,207	165,031,132
Christian S. Kendall	230,964,838	7,783,320	2,465,971	165,031,132
Gregory L. McMichael	226,445,486	11,914,047	2,854,596	165,031,132
Kevin O. Meyers	230,394,946	8,015,694	2,803,489	165,031,132
Lynn A. Peterson	229,474,698	8,948,698	2,790,733	165,031,132
Randy Stein	225,358,923	13,042,264	2,812,942	165,031,132
Mary M. VanDeWeghe	226,904,782	11,431,469	2,877,878	165,031,132

The votes “For” each director as set forth above represent the vote of the majority of votes cast with respect to such director nominee at the Annual Meeting.

Proposal 2: Advisory vote to approve the Company’s 2019 named executive officer compensation. The results of the voting were as follows:

For	Against	Abstain	Broker Non-Votes
220,105,884	15,552,085	5,556,160	165,031,132

Proposal 3: Approval of the amendment and restatement of the Company’s 2004 Omnibus Stock and Incentive Plan, principally to increase the number of reserved shares. The results of the voting were as follows:

For	Against	Abstain	Broker Non-Votes
217,549,441	19,797,000	3,867,688	165,031,132

Proposal 4: Approval of the amendment to the Company’s Second Restated Certificate of Incorporation to (i) effect a reverse stock split of the Company’s outstanding shares of common stock at a ratio determined by its Board of Directors from among certain designated alternatives and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of the Company’s common stock. The results of the voting were as follows:

For	Against	Abstain	Broker Non-Votes
346,998,908	56,986,592	2,259,761	—

The Board of Directors will determine the exact timing of the reverse stock split based on its evaluation as to when a reverse stock split would be the most advantageous to the Company and its stockholders. The Board of Directors reserves the right to abandon any reverse stock split without further action by the Company’s stockholders at any time if it determines, in its sole discretion, that a reverse stock split is not in the best interests of the Company and its stockholders.

Proposal 5: Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020. The results of the voting were as follows:

For	Against	Abstain	Broker Non-Votes
382,320,013	16,587,352	7,337,896	—

Section 7 – Regulation FD

Item 7.01 – Regulation FD Disclosure

In late May 2020, the Company implemented changes in its workforce as part of its continued focus on cost reductions and to better align its workforce with the current and projected near-term needs of its business.  The workforce reduction impacted approximately 60 employees, or 9% of the Company’s workforce, including those in the Company’s corporate headquarters and those in the field. Approximately two-thirds of the impacted individuals were furloughed, and one-third were released.  The Company currently estimates it will incur approximately $2.0 million of one-time cash costs in the second quarter of 2020 for severance and related expenses.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description
10.1*	Denbury Resources Inc. 2004 Omnibus Stock and Incentive Plan, as amended and restated effective as of March 26, 2020.

*	Included herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: June 3, 2020	By:	/s/ James S. Matthews
James S. Matthews
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

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